Exhibit 10.8
August 4, 2009
NYTEX Energy Holdings Inc.
12222 Merit Drive, Suite 1850
Dallas, Texas 75251
Attn: Michael Galvis, CEO
Dear Mr. Galvis:
This is to confirm our understanding pursuant to which NYTEX Energy Holdings, Inc. (the “Company”) has agreed to engage National Securities Corporation, a Washington corporation (“National”), to act as its exclusive placement agent for the Company during the period commencing on the date hereof and ending the earlier of the termination date of the Financing described herein or six months from the date hereof (in the event that no closing of the Financing has occurred by that date), unless earlier terminated pursuant to Section 12 (the “Engagement Period” or the “Term”).
1. Financing. National shall assist the Company in raising capital in the form of debt, equity or equity-linked securities of the Company or a combination of the foregoing (the “Financing”). The specific terms and conditions of the Financing shall ultimately be agreed to by the Company and the parties to the Financing after good faith negotiations. The Financing will be subject to a satisfactory due diligence investigation of the Company and general market conditions.
The Financing will be made in accordance with exemptions from the registration and prospectus requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Act”) provided by Regulation D under the Act (“Regulation D”) and the qualification and registration requirements of applicable state and foreign securities or blue sky laws and regulations.
2. The Placement Fee. In connection with any Financing during the Term of this agreement except for up to $8 million of the founders round currently underway, National will be paid an aggregate placement agent fee (the “Placement Fee”) as stated below, unless such fee must be adjusted to meet the requirements of the party or parties who will ultimately provide the capital (the “Capital Provider”) and who were introduced to the Company by National. Should the Capital Provider request that National’s Placement Fee be adjusted, and the Company is desirous of obtaining Financing from such Capital Provider, National agrees to further negotiate in good faith its Placement Fee with the Company and the Capital Provider. National shall not be entitled to any Placement Fee with respect to securities sold to KCG or Lion Share Capital. All such fees shall be immediately paid by the Company to National at the closing of the Financing; however, if such Financing occurs through multiple closings, then a pro rata portion of such fees shall be paid upon each closing:
(a)	National shall receive an aggregate cash fee equal to seven (7%) of the aggregate sales price of securities sold in the Financing.

(b)	National or its designees shall receive four-year warrants (“Warrants”) to purchase an aggregate of five percent (5%) of the number of equity Shares sold in the Financing at an exercise price equal to the purchase price of the securities with said Warrants having selling restrictions for 18 months. The Warrants shall contain customary terms,

New York Office	Chicago Office	Dallas Office
120 Broadway, 27th Floor	875 N. Michigan Ave, Suite 1560	5040 Addison Circle, #5751
New York, NY 10271	Chicago, IL 60611	Addison, TX 75001
212-417-8000	312-867-3470	214-484-4989

NYTEX — National Securities Agreement
8-04-09

including, without limitation, provisions for cashless exercise and registration rights consistent with the registration rights granted to the investors in the Financing.

(c)	National shall be entitled to the Placement Fee set forth in Section 2(a) with respect to any securities of the Company sold within twelve (12) months of the later of (i) the conclusion of the Engagement Period or (ii) the final closing of the Financing (“Tail Period”) to any parties introduced to the Company by National during the Engagement Period (“National Introduced Parties”). For these purposes, National Introduced Parties also means and includes any party, which is directly or indirectly connected with or related to one of the National Introduced Parties including, without limitation, all affiliates as well as any referrals from any of the National Introduced Parties.

(d)	Upon execution of this agreement, the Company shall pay National a non-refundable due diligence retainer of $7,500 per month for a period of three months (the “Retainer”). The Retainer shall be credited towards the cash fee described in section 2 (a) above.
3. Indemnification. The Company agrees to indemnify National in accordance with the provisions of Annex A hereto, which is incorporated by reference and made a part hereof.
4. Expenses. Subject to pre-approval by the Company, the Company shall reimburse National for all of its actual out-of-pocket expenses, including but not limited to reasonable and documented travel, legal fees and other expenses, incurred in connection with its services hereunder, whether or not any corporate finance or acquisition transaction is commenced or completed. National shall submit a budget proposal to the Company and receive written authorization from the Company prior to incurring expenditures for which it shall request reimbursement from the Company. National will not bear any of the Company’s legal, accounting, printing or other expenses in connection with any transaction considered or consummated hereby. It also is understood that National will not be responsible for any fees or commissions payable to any finder or to any other financial or other advisor utilized or retained by the Company.
5. National’s and the Company’s Relationships with Others. The Company acknowledges that National and its affiliates are in the business of providing investment banking, financial advisory and consulting services (of all types contemplated by this agreement) to others and agrees that the provision of such services shall not constitute a breach hereof of any duty owed to the Company by virtue of this Agreement. Nothing contained herein, other than National’s obligations relating to the Company’s Confidential Material as provided in Section 7 hereof, shall be construed to limit or restrict National or its affiliates in conducting such businesses with respect to others or in rendering such services to others.
6. Selected Dealers. National shall have the right to engage additional broker-dealers (“Selected Dealers”) who are licensed members of the FINRA and registered as broker dealers with the Securities and Exchange Commission. Such Selected Dealers may be engaged by National pursuant to selected dealer agreements and shall receive a portion of the Placement Fee pursuant to such agreements.
7. Confidential Information. In connection with the rendering of services hereunder, National has been or will be furnished with certain confidential information of the Company including, but not limited to, financial statements and information, cost and expense data, scientific data, intellectual property, trade secrets, business strategies, marketing and customer data, and such other information not generally available from public or published information sources. Such information shall be deemed “Confidential Material”, shall be used solely in connection with the provision of services contemplated hereby, and shall not be disclosed by National without the prior written consent of the Company. In the event National is required by applicable law or legal process to disclose any of the Confidential Material,

NYTEX — National Securities Agreement
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National will deliver to the Company prompt notice of such requirement (by fax or overnight courier promptly following National’s knowledge or determination of such requirement) prior to such disclosure so the Company may seek an appropriate protective order and/or waive compliance of this provision. If, in the absence of a protective order (because the Company elected to not seek such an order or it was denied by a court of competent jurisdiction) or receipt of written waiver, National is nonetheless, in the written opinion of its counsel, compelled to disclose any Confidential Material, National may do so without liability hereunder.
8. Limitation Upon the Use of Advice and Services
(a)	No person or entity, other than the Company (including its directors, officers and employees), shall be entitled to make use of, or rely upon any advice of National to be given hereunder, and the Company shall not transmit such advice to, or encourage or facilitate the use or reliance upon such advice by others without the prior written consent of National.

(b)	The Company hereby acknowledges that National, for services rendered as contemplated by this Agreement, makes no commitment whatsoever to make a market in any of the Company’s securities on any stock exchange or in any electronic marketplace. Any decision by National to make a market in any of the Company’s securities shall be based solely on the independent judgment of National’s management, employees, and agents and pursuant to all applicable rules and regulations.

(c)	Use of National’s names in annual reports or any other report of the Company or releases by the Company requires the prior written approval of National unless the Company is required by law to include National’s name in such annual reports, other report or release of the Company, in which event the Company shall furnish to National copies of such annual reports or other reports or releases using National’s names in advance of publication by the Company.
9. Control Transaction. If the Company executes a letter of intent to conduct a Control Transaction or consummates a Control Transaction with any party (irrespective of whether National introduced such person to the Company) prior to the earlier of the closing of the Financing or the termination or expiration date of this Agreement, then, the Company shall pay National an aggregate cash fee of 2% of the Control Transaction Consideration received upon the closing of such Control Transaction to be paid upon the closing of the Control Transaction. In the event such a Control Transaction does not close within a period of six months following termination or expiration of this Agreement, the Company shall, at National’s option, pay National the sum of $250,000 promptly following the expiration of such six month period. For purposes hereof, a “Control Transaction” shall mean any transaction or series or combination of transactions, whereby, directly or indirectly, control of, or a majority interest in, the Company or all or substantially all of its businesses, assets or properties, is sold, leased or otherwise transferred, including, without limitation, a sale or exchange of capital stock or assets, a lease of assets with or without a purchase option, a merger or consolidation, a leveraged buy-out, a liquidation, the formation of a joint venture or partnership or any other similar transaction. In the case of a tender or exchange offer or a multi-step transaction which contemplates the acquisition of more than 50% of the Company’s outstanding voting stock, a transaction shall be deemed to have been consummated upon the acquisition of more than 50% of the Company’s outstanding voting power or the ability to elect a majority of the Company’s Board of Directors. For purposes hereof, Control Transaction Consideration shall mean the total value of all cash, securities, other property and any other consideration, including, without limitation, any contingent, earned or other consideration paid or payable, directly or indirectly, to the Company or holders of its securities in connection with a transaction. Control Transaction Consideration

NYTEX — National Securities Agreement
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shall also be deemed to include any indebtedness, including, without limitation, pension liabilities, guarantees and other obligations assumed, directly or indirectly, in connection with, or which survives the closing of, a transaction.
10. Cooperation. The Company will cooperate with and will furnish National or entities introduced by National with all reasonable information and data concerning the Company and will provide National with reasonable access to the Company’s officers, directors, employees, independent accountants and legal counsel, provided that National and entities introduced by National are subject to the terms of Confidentiality described in Section 7 herein with evidence provided in writing by such entities introduced by National. The Company represents that all information made available to National for distribution to investors will be complete and correct in all material respects. Notwithstanding anything set forth above to the contrary, National shall not be responsible for any due diligence investigation of the Company on behalf of any other party in connection with its services hereunder.
11. Miscellaneous.
(a)	Any notice or communication between the parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed if to the Company, addressed to it at: NYTEX Energy Holdings Inc., 12222 Merit Drive, Suite 1850, Dallas, Texas, 75251, or if to National, addressed to them at: National Securities Corporation, 120 Broadway, 27th Floor, New York, NY 10271, Attention: Brian Friedman. Such notice or other communication shall be deemed to be given on the date of receipt.

(b)	This Agreement embodies the entire agreement and understanding between the Company and National and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings related to the subject matter hereof, and may be modified only by a written instrument duly executed by each party. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of each of the parties hereto.

(c)	This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and National.

(d)	This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, affect and in all other respects by the laws of the State of New York The parties agree that any dispute, claim or controversy directly or indirectly relating to or arising out of this Agreement, the termination or validity hereof, any alleged breach of this Agreement or the engagement contemplated hereby (any of the foregoing, a “Claim”) shall be submitted to the Judicial Arbitration and Mediation Services, Inc (JAMS), or its successor, in New York, for final and binding arbitration in front of a panel of three arbitrators with JAMS in New York, New York under the JAMS Comprehensive Arbitration Rules and Procedures (with each of National and the Company choosing one arbitrator, and the chosen arbitrators choosing the third arbitrator). The arbitrators shall, in their award, allocate all of the costs of the arbitration, including the fees of the arbitrators and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail. The award in the arbitration shall be final and binding. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sec.1-16, and the judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The Company and National agree and consent to personal jurisdiction, service of process and venue in any federal or state court within the State and County of New York in connection with any action brought to enforce an award in arbitration.

NYTEX — National Securities Agreement
8-04-09

(e)	There is no relationship of partnership, agency, employment, franchise or joint venture between the parties. No party has the authority to bind the other or incur any obligation on the other’s behalf with the exception of the courts having jurisdiction over this Agreement.

(f)	The Company hereby acknowledges that National is not a fiduciary of the Company. The execution of this Agreement does not constitute a commitment by National or the Company to consummate any transaction contemplated hereunder and does not ensure the successful placement or underwriting of securities of the Company or the success of National with respect to securing any financing or acquisition targets on behalf of the Company.

(g)	This Agreement and the rights hereunder may not be assigned by either party (except by operation of law).

(h)	Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.
12. Termination. This Agreement may be terminated at any time prior to the expiration of the Term by either party upon five (5) days prior written notice to the other party. In the event of any such termination, this engagement letter shall terminate and shall be of no further force and effect except for (i) continuing indemnity obligations hereunder, (ii) National shall be entitled to retain compensation for services it has rendered in accordance with Section 2(a), and receive reimbursement for expenses it has incurred up to the date of such termination in accordance with Section 4 and (iii) the Company shall be responsible for fees that may become due in respect of any National Introduced Investors under Section 2(b).
In the event this Agreement shall be terminated in accordance with the provisions of this Section 12 or upon expiration of this Agreement, the sections headed “Confidential Information,” “Indemnification,” “Miscellaneous,” “Expenses,” “Limitation of Liability” and the “Tail Period” provisions set forth under Section 1 will survive for an additional twelve (12) month time period.
13. Limitation of Liability. The Company agrees that National will not be liable to the Company for any claims, losses, damages, liabilities, costs or expenses related to the engagement hereunder, except to the extent finally judicially determined to have resulted solely from the gross negligence or willful misconduct of National, and then only to the extent of any compensation paid to National by the Company hereunder. In no event will National be liable for consequential, special, indirect, incidental, punitive or exemplary losses, damages or expenses.
14. Exclusivity. The Company represents, warrants and agrees that it has not, as of the date hereof, engaged the services of any other broker, agent, advisor or finder in connection with the services and the transactions contemplated herein.
15. Non Contravention. During the Engagement Period, the Company shall not negotiate, enter into or attempt to negotiate or enter into any agreement, covenant or understanding, written or oral, with any other person or entity, directly or indirectly that could in any manner be construed to be inconsistent with this Agreement or could undermine any of the rights or interests of National, in, under or in respect of this Agreement and agrees not to interfere with, circumvent, frustrate or otherwise impede in any manner the

NYTEX — National Securities Agreement
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realization by National of any of the objectives it seeks or benefits derived, or to be derived, from any of the foregoing.
16. Provision for Alternative Outcomes. In the event that other services are requested by the Company, the parties hereto shall negotiate in good faith to determine a mutually acceptable level of compensation in such an eventuality.
18. Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
If you are in agreement with the foregoing, please execute and return one copy of this letter to National.

Sincerely, NATIONAL SECURITIES CORPORATION
By:	/s/ Brian Friedman
Brian Friedman
Managing Director, Head of Investment Banking

Agreed to and Accepted
this 5 day of August, 2009

NYTEX HOLDINGS INC.
By:	/s/ Michael Galvis
Michael Galvis
Chief Executive Officer

ANNEX A
THE COMPANY INDEMNIFICATION
     The Company agrees to indemnify and hold harmless National and its affiliates and their respective officers, directors, employees, agents (including selected dealers) and controlling persons (National and each such person being an “Indemnified Party”), from and against any losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise, which relate to or arise in any manner out of any transaction, financing, or any other matter (collectively, the “Matters”) contemplated by the engagement letter of which this Annex A forms a part and the performance by National of the services contemplated thereby, and will promptly reimburse each Indemnified Party for all reasonable expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. Notwithstanding the foregoing, the Company shall not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted solely from National’s willful misconduct, bad faith or gross negligence.
     The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to, arising out of, or in connection with, any Matters, the engagement of National pursuant to, or the performance by National of the services contemplated by, the engagement letter, except to the extent any loss, claim, damage, liability if found in a final judgment by a court of competent jurisdiction to have resulted solely from National’s bad faith or gross negligence.
     If the indemnification of an Indemnified Party provided for this letter agreement is for any reason held unenforceable, although otherwise applicable in accordance with its terms, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and National, on the other hand, of any Matter (whether or not the Matter is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and National, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and National of any contemplated Matter (whether or not such Matter is consummated) shall be deemed to be in the same proportion that the total value paid or received or to be paid or received by the Company as a result of or in connection with any Matter, bears to the fees paid or to be paid to National under the engagement letter; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to National under the engagement letter of which this Annex A is a part.
     Promptly upon receipt by an Indemnified Party of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Party shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may

New York Office	Chicago Office	Dallas Office
120 Broadway, 27th Floor	875 N. Michigan Ave, Suite 1560	5040 Addison Circle, #5751
New York, NY 10271	Chicago, IL 60611	Addison, TX 75001
212-417-8000	312-867-3470	214-484-4989

NYTEX — National Securities Agreement
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have hereunder, unless and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Party, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Party and the payment of the fees and expenses of such counsel; provided, however, that the Indemnified Parties shall have the right to retain separate counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Parties, unless (i) the employment of such counsel has been specifically authorized in writing by the Company, (ii) the Company has failed to assume the defense and employ reasonably acceptable counsel as required above, or (iii) the named parties to any such action (including any impleaded parties) include both (a) the Indemnified Parties and (b) the Company, and the Indemnified Parties shall have reasonably determined that the defenses available to them are not available to the Company and/or may not be consistent with the best interests of the Company or the Indemnified Parties (in which case the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Parties); it being understood, however, that the Company shall not, in connection with any one such action or separate, substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Indemnified Parties, which firm shall be designated in writing by National.
     The Company agrees that it will not, without the prior written consent of National, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not National or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of National and each other Indemnified Party hereunder from all liability arising out of such claim, action or proceeding.
     If National or any other Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such party is not named as a defendant, the Company will reimburse National for all reasonable expenses incurred in connection with such party’s appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.
     The provisions of this Annex A shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the engagement or engagement letter of which this Annex A is a part or the completion of National’s services thereunder.

New York Office	Chicago Office	Dallas Office
120 Broadway, 27th Floor	875 N. Michigan Ave, Suite 1560	5040 Addison Circle, #5751
New York, NY 10271	Chicago, IL 60611	Addison, TX 75001
212-417-8000	312-867-3470	214-484-4989

Member FINRA/SIPC
Investment Banking Group
Mergers & Acquisitions Division
330 Madison Avenue, 18th floor
New York, NY 10022
ph: (212) 380.2886
cell (1): (585) 233.2428
cell (2): (917) 692.9817
fax: (646) 304.6817
Kenneth K. Conte
Managing Director
October 19, 2009
Mr. Michael Galvis
Chief Executive Officer
NYTEX Energy Holdings, Inc
12222 Merit Drive, Suite 1850
Dallas, TX 75251
PERSONAL & CONFIDENTIAL
Dear Michael:
This letter amends the existing engagement agreement dated August 4, 2009 between NYTEX Energy Holdings, Inc (the “Company”) and National Securities Corporation (“National”) with the following:
During the term of its engagement, National will provide such financial advice and assistance in connection with the potential acquisition of Francis Drilling Fluids, Ltd including the acquisition of the holding company; Francis Oaks, LLC (the “Target Company(s)”) for the (“Transaction”) as the Company may reasonably request, which may include searching for control private equity groups, advising and assisting the Company in evaluating the various structures and forms of the purchase, assisting in the evaluation of the offer and assisting the Company in negotiating the financial aspects of a Transaction.
As consideration for National’s services in this Transaction, the Company shall pay to National the sum of the following compensation at Closing of the Transaction which shall be defined as the (“Transaction Fee”):
New York • Boca Raton • Chicago • Dallas • Rochester

October 19, 2009	Page 2
Transaction Fee Grid — Francis Drilling Fluids, Ltd Acquisition

2010E	Transaction	Transaction	Transaction Fee Earned						Transaction
EBITDA	Multiple	Value	with Francis Drilling Fluids, Ltd						Fee
			2.75%	2.50%	2.25%	2.00%	1.75%	1.50%

$10,000,000	2.50x	$25,000,000	$1,100,000	$95,000	$90,000	$85,000	$80,000	$75,000	$1,525,000
10,000,000	2.55x	25,500,000	1,100,000	95,000	90,000	85,000	80,000	75,000	1,525,000
10,000,000	2.60x	26,000,000	1,100,000	95,000	90,000	85,000	80,000	75,000	1,525,000
10,000,000	2.65x	26,500,000	1,100,000	95,000	90,000	85,000	80,000	75,000	1,525,000
10,000,000	2.70x	27,000,000	1,100,000	95,000	90,000	85,000	80,000	75,000	1,525,000
10,000,000	2.75x	27,500,000	1,100,000	95,000	90,000	85,000	80,000	75,000	1,525,000
10,000,000	2.80x	28,000,000	1,100,000	95,000	90,000	85,000	80,000	75,000	1,525,000
10,000,000	2.85x	28,500,000	1,100,000	95,000	90,000	85,000	80,000	75,000	1,525,000
10,000,000	2.90x	29,000,000	1,100,000	95,000	90,000	85,000	80,000	75,000	1,525,000
10,000,000	2.95x	29,500,000	1,100,000	95,000	90,000	85,000	80,000	75,000	1,525,000
10,000,000	3.00x	30,000,000	1,100,000	95,000	90,000	85,000	80,000	75,000	1,525,000
10,000,000	3.05x	30,500,000	1,100,000	95,000	90,000	85,000	80,000		1,450,000
10,000,000	3.10x	31,000,000	1,100,000	95,000	90,000	85,000	80,000		1,450,000
10,000,000	3.15x	31,500,000	1,100,000	95,000	90,000	85,000	80,000		1,450,000
10,000,000	3.20x	32,000,000	1,100,000	95,000	90,000	85,000	80,000		1,450,000
10,000,000	3.25x	32,500,000	1,100,000	95,000	90,000	85,000			1,370,000
10,000,000	3.30x	33,000,000	1,100,000	95,000	90,000	85,000			1,370,000
10,000,000	3.35x	33,500,000	1,100,000	95,000	90,000	85,000	—	—	1,370,000
10,000,000	3.40x	34,000,000	1,100,000	95,000	90,000	85,000			1,370,000
10,000,000	3.45x	34,500,000	1,100,000	95,000	90,000				1,285,000
10,000,000	3.50x	35,000,000	1,100,000	95,000	90,000				1,285,000
10,000,000	3.55x	35,500,000	1,100,000	95,000	90,000				1,285,000
10,000,000	3,60x	36,000,000	1,100,000	95,000	90,000				1,285,000
10,000,000	3.65x	36,500,000	1,100,000	95,000					1,195,000
10,000,000	3.70x	37,000,000	1,100,000	95,000					1,195,000
10,000,000	3.75x	37,500,000	1,100,000	95,000					1,195,000
10,000,000	3.80x	38,000,000	1,100,000	95,000					1,195,000
10,000,000	3.85x	38,500,000	1,100,000						1,100,000
10,000,000	3.90x	39,000,000	1,100,000						1,100,000
10,000,000	3.95x	39,500,000	1,100,000						1,100,000
10,000,000	4.00x	40,000,000	1,100,000						1,100,000
New York • Boca Raton • Chicago • Dallas • Rochester

October 19, 2009	Page 3
     For purposes of this Agreement, the term “Transaction Value” means collectively: (i) the total amount of cash paid, directly or indirectly, for the assets, business or capital stock of the Target Company(s); (ii) the fair market value of any assets, securities or other property or rights transferred, directly or indirectly, in payment for the assets, business or stock of the Target Company(s) (including, without limitation, payments made under non-competition or similar arrangements and any deferred or contingent payments) Contingent payments shall be used only if there is sufficient evidence that these payments will be made, and (iii) the principal amount of any indebtedness for borrowed money appearing on the most recent balance sheet of the Target Company(s) prior to the consummation of the Transaction that remains outstanding following consummation of the Transaction. If, in lieu of receiving all or any portion of the type of consideration payable to the other shareholders of the Target Company(s) in connection with a Transaction, any shareholder directly or indirectly retains an ownership interest in the Target Company(s) or directly or indirectly acquires an ownership interest in the corporation or other entity surviving or resulting from the Transaction, the Transaction Value shall be calculated by assuming that such shareholder had sold its entire ownership interest in the Target Company(s) and received in exchange therefore an amount equal to that received by the Target Company(s) or the other shareholders of the Target Company(s), as the case may be, in the Transaction.
For purposes of calculating the Transaction Fee, the fair market value of securities for which there is an established trading market will be the closing sale price of the securities on the trading day preceding the date of the closing of the Transaction. The fair market value of any assets, securities, property or rights (other than as provided above) will be mutually agreed by National and the Company. If the parties cannot agree upon the fair market value of such assets, securities, property or rights, they will choose a qualified appraiser of national standing to conclusively determine such fair market value. The Company and National shall share equally in the cost of such appraisal. Upon reasonable request, the Company will make available to National any materially relevant information available to it for purposes of calculating the amount of any component of the Transaction Value.
The Transaction Fee will become payable by the Company upon consummation of (a) the Acquisition, directly or indirectly, by another person or entity, in a single transaction or series of related transactions, of (i) all or a substantial portion of the assets or business of the Acquisition or (ii) securities representing debt and/or equity of the Company or the Acquisition. The Transaction Fee(s) will be included in the schedule of disbursements for the Closing and will be wired to the National on the day of the Closing.
If this amendment letter accurately sets forth the understanding between us, please sign the enclosed copy of this letter below and return it to National and this letter will become a mutually binding obligation when signed by both parties. All other terms and conditions of the engagement letter dated August 4, 2009 remain the same and in full force and effect.
New York • Boca Raton • Chicago • Dallas • Rochester

October 19, 2009	Page 4

Very truly yours,
By:	/s/ Kenneth K. Conte
Kenneth K. Conte
Managing Director and Head of Mergers & Acquisitions Division

By:	/s/ Jonathan C. Rich
Jonathan C. Rich
Executive Vice President and Head of Investment Banking

Confirmed and Agreed to this
19th day of October, 2009:

NYTEX ENERGY HOLDINGS, INC
By:	/s/ Michael Galvis
Michael Galvis
Chief Executive Officer

cc)	Bill Brehmer, NYTEX Energy Holdings, Inc Michael Bezdek, National Securities Corporation Malcolm Plett, National Securities Corporation Trey Marinello, National Securities Corporation
New York • Boca Raton • Chicago • Dallas • Rochester